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                          Independent Auditors' Consent




We hereby consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-23073 and No. 333-26097) and Form S-8 (No.
33-95546,  No. 33-95548,  No.  33-95550,  No.  333-02560,  No. 333-02598 and No.
333-36653) of UCAR International Inc. of our report dated April 13, 1998, relating to the Consolidated Balance Sheets of UCAR International Inc. and subsidiaries as of December 31, 1997 and 1996, and the related Consolidated Statements of Operations, Cash Flows and Stockholders' Equity (Deficit) for each of the years in the three-year period ended December 31, 1997 appearing on page 37 in this Annual Report on Form 10-K. Our report on the consolidated financial statements refers to a change in the method of determining LIFO inventories in 1996.


                                                 /s/ KPMG PEAT MARWICK LLP



Stamford, Connecticut
April 13, 1998